Exhibit 99.1
JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS 2006 FIRST-QUARTER NET INCOME OF $3.1 BILLION, OR
$0.86 PER SHARE
•	Card Services earnings benefit from lower credit losses

•	Investment Bank has record revenues of $4.7 billion

•	Retail Financial Services generates growth in accounts, deposits and loans

•	Asset & Wealth Management, Treasury & Securities Services and Commercial Banking each achieve solid revenue growth
New York, April 19, 2006 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2006 first-quarter net income of $3.1 billion, or $0.86 per share, compared with net income of $2.3 billion, or $0.63 per share, for the first quarter of 2005. The comparison with the prior year benefited from the absence of a charge of $558 million after-tax, or $0.15 per share, related to settlement of the firm’s WorldCom litigation, which occurred in the first quarter of 2005. Included in the current quarter results were the following:

($ millions)	Pre-tax	After-tax
Card Services Bankruptcy-related Benefit (estimated) (1)	$550	$341
Incremental Expense related to SFAS 123R (2)	(459)	(285)
Treasury Portfolio Repositioning	(158)	(98)
Merger Costs	($71)	($44)

(1) Management’s estimate of the benefit following the new bankruptcy legislation that became effective in the fourth-quarter 2005.
(2) See page 13 for a further description.
Jamie Dimon, President and Chief Executive Officer, said, “Our earnings in the first quarter reflected positive momentum across the firm. Overall results benefited from the impact of lower bankruptcies in Card Services and were negatively affected by the incremental expense related to the adoption of SFAS 123R. Our businesses generally experienced underlying growth in customer accounts, loans, deposits, assets under management, and business volumes from new and existing clients. Additionally, the Investment Bank had strong fee income and improved trading performance. We are also pleased to see the progress in the Corporate segment’s results.”
Commenting on the recent agreement to purchase the Bank of New York’s Retail and Middle Market Banking businesses in exchange for the firm’s Corporate Trust business, Mr. Dimon remarked, “We are excited by the unique opportunity to add $15 billion in deposits, over 300 branches, and 400 ATMs to our New York City/Tri-State franchise. This acquisition will allow us to create an unparalleled platform that would have taken many years to build. We also remain committed to our processing and securities services businesses, which have important linkages to our other businesses and clients.”

Investor Contact:	Julia Bates	Media Contact: Joe Evangelisti
	(212) 270-7318	(212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion of the business segments below, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services, the impact of credit card securitization is excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 13).
The following discussion compares the first quarter of 2006 with the first quarter of 2005 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				4Q05		1Q05
($ millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,699	$3,195	$4,187	$1,504	47%	$512	12%
Provision for Credit Losses	183	(83)	(366)	266	NM	549	NM
Noninterest Expense	3,191	2,163	2,527	1,028	48	664	26
Net Income	$850	$667	$1,328	$183	27%	($478)	(36%)

Discussion of Results:
Net income of $850 million was driven by record quarterly revenues of $4.7 billion. Net income declined 36% compared with the prior year due to an increase in the provision for credit losses related to higher loan balances, incremental expense from the adoption of SFAS 123R and higher performance-based compensation. Net income was up 27% from the prior quarter reflecting significantly higher net revenues offset primarily by higher performance-based compensation, an increase in the provision for credit losses due to higher loan balances and incremental expense from the adoption of SFAS 123R.
Net revenue was a record $4.7 billion, up by $512 million, or 12%, compared with the prior year, and up 47% from the prior quarter. Investment banking fees of $1.2 billion were the highest since 2000, up 19% from the prior year. Advisory fees of $389 million, up 48% from last year, were also the highest since 2000. Debt underwriting fees of $569 million were up 18% from the prior year, driven by record loan syndication fees offset partially by lower bond underwriting fees. Equity underwriting fees of $212 million were down 11% from the prior year, reflecting lower market share. Fixed Income Markets revenue of $2.0 billion was down 13% from the prior year due to weaker performance in commodities and rates markets, partially offset by stronger results in emerging markets, currencies and credit markets. Equity Markets produced record revenues of $1.2 billion in the quarter driven by record trading and strong commissions across all regions. Credit Portfolio revenues of $321 million were down 8% from the prior year.
The provision for credit losses was $183 million, as compared with a benefit of $366 million in the prior year and an $83 million benefit in the prior quarter. The current quarter’s provision reflects growth in loan balances and stable credit quality.
Noninterest expense was $3.2 billion, up 26% from the prior year. Excluding incremental expense of $256 million from the adoption of SFAS 123R, expenses were up by $408 million, or 16%, from the prior year. The increase was primarily due to higher incentive compensation related to improved performance, and an increase in the compensation expense to total net revenue ratio, as well as continued investments in strategic initiatives.

JPMorgan Chase & Co.
News Release
Highlights Include:
•
Ranked #1 in Global Syndicated Loans, #2 in Global Long-Term Debt, #2 in Global Debt, Equity and Equity-Related and #3 in Global Announced M&A, year-to-date March 31, 2006, according to Thomson Financial.

•
Moved up to #5 from #10 in 2005 in Global Asset-Backed Securities and retained our #1 position in U.S. Commercial Mortgage-Backed Securities, year-to-date March 31, 2006, according to Thomson Financial.

•	Average loans retained of $53.7 billion were up by $5.5 billion from the prior quarter.

•	Allowance for loan losses to average loans was 2.08% for the current quarter; nonperforming assets were $484 million, down 54% from the prior year and down 25% from the prior quarter.

•	Return on Equity was 17%.

•
Announced strategic alliance with Fidelity Investments to be the exclusive provider of new issue equity and primary provider of fixed-income products to Fidelity’s brokerage clients and retail customers.

RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				4Q05		1Q05
($ millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,763	$3,594	$3,847	$169	5%	($84)	(2)%
Provision for Credit Losses	85	158	94	(73)	(46)	(9)	(10)
Noninterest Expense	2,238	2,141	2,162	97	5	76	4
Net Income	$881	$803	$988	$78	10%	($107)	(11)%

Discussion of Results:
Net income of $881 million was down by $107 million, or 11%, from the prior year. Current and prior period results included charges to transfer automobile loans to held-for-sale and prior-year results also included a charge for the termination of an Education Finance joint venture and a gain on the sale of a recreational vehicle loan portfolio. Excluding all of these items, net income declined by $131 million or 13%. The decrease reflected weakness in Mortgage Banking and continued spread compression on deposits and loans in Regional Banking, as well as continued investment in the retail distribution network. These declines were offset partially by deposit and loan balance growth in Regional Banking and continued favorable credit quality in all loan portfolios.
Net revenue of $3.8 billion was down by $84 million, or 2%, from the prior year. Net interest income of $2.6 billion declined by $91 million, or 3%, reflecting narrower spreads on deposits and loans in Regional Banking as well as reduced balances in the auto loan and lease portfolios. These decreases were offset partially by increased deposit balances and higher levels of home equity loans. Noninterest revenue of $1.2 billion was up by $7 million, or 1%, driven by higher automobile operating lease income and increased fee income on deposit-related products. These increases were offset by lower Mortgage Banking production and servicing income. Current quarter results also included a $50 million write-down on $1.3 billion of automobile loans transferred to held-for-sale, compared with an $88 million write-down last year on $2.7 billon of auto loans transferred to held-for-sale.
The provision for credit losses totaled $85 million, down by $9 million from the prior year. Credit quality continued to be favorable across all businesses.

JPMorgan Chase & Co.
News Release
Noninterest expense of $2.2 billion was up by $76 million, or 4%, as a result of ongoing investments in the retail distribution network, higher depreciation expense on owned automobiles acquired under operating leases, and incremental expense of $17 million from the adoption of SFAS 123R. These increases were offset in part by operating and merger-related efficiencies and the absence of a $40 million charge related to the dissolution of an Education Finance joint venture.
Regional Banking net income totaled $757 million, down by $29 million, or 4%, from the prior year. Net revenue of $3.0 billion increased by $3 million, essentially flat from the prior year. Results reflected higher deposit balances, growth in home equity and mortgage loan balances, and increased deposit-related fees. These increases were offset by narrower spreads on deposits and loans, and lower investment sales revenue. Credit quality remained favorable for all loan portfolios. Expenses of $1.7 billion were up by $33 million, or 2%, from the prior year. Prior-year results included a $40 million charge to terminate an Education Finance joint venture. Excluding this item, expenses increased as investments in the retail distribution network and incremental expense from the adoption of SFAS 123R offset merger savings and other operating efficiencies. Compared with the prior quarter, net income increased 13%, in part due to the seasonal tax-refund anticipation business.
Highlights Include:
•	Announced agreement to acquire The Bank of New York’s consumer and small business banking franchises— which will add 338 branches, 400 ATMs, $12.9 billion of deposits and $4.9 billion of loans.

•
Completed the purchase of Collegiate Funding Services on March 1, 2006, adding $6 billion in education loans, providing servicing capability and entry into the Federal Family Education Loan Program consolidation market.

•	Checking accounts grew by 143,000, to 8.9 million, during the quarter.

•	Average total deposits increased to $185 billion, up 6% from the prior year and up 4% from the prior quarter.

•	Branch sales of credit cards increased by 61% from the prior year and 32% from the prior quarter.

•	Overhead ratio (excluding amortization of core deposit intangible) increased to 54% from 52% in the prior year and remained flat from the prior quarter.

•	Number of branches increased to 2,638, up by 121 from the prior year and down 3 from the prior quarter.
•
Average mortgage loans retained of $44.6 billion increased 3%; period-end mortgage loans were $47.0 billion. Average home equity loans retained of $74.1 billion increased by 12%; period-end home equity loans were $75.3 billion.

•	Home equity loan originations of $11.7 billion were down 2% from the prior year and down 3% from the prior quarter.

•	Net charge-off rate was 0.21%, down from 0.22% in the prior year.

JPMorgan Chase & Co.
News Release
Mortgage Banking net income was $39 million, down from net income of $139 million in the prior year. Production revenue decreased, reflecting lower gain-on-sale margins on higher mortgage originations. Servicing income of $169 million was down from $283 million in the prior year. The results were primarily driven by lower MSR risk management results, partially offset by increased servicing revenue due to increased levels of third-party loans serviced. Noninterest expense was $324 million, up by $25 million, reflecting increased mortgage originations. During the quarter, the firm implemented SFAS 156, Accounting for Servicing of Financial Assets and, effective January 1, 2006, the MSR asset was recorded on a fair value basis consistent with the associated derivative and other instruments.
Highlights Include:
•	Mortgage loan originations of $28.9 billion were up 8% from the prior year and down 9% from the prior quarter.
•	Total third-party mortgage loans serviced were $484 billion, an increase of $49 billion, or 11% from the prior year.
Auto Finance net income of $85 million was up by $22 million, or 35%, from the prior year. Current-period results included a net $45 million loss related to auto loans transferred to held-for-sale. Prior-year results included a net $78 million loss associated with auto loans transferred to held-for-sale and a $34 million net benefit from the sale of a recreational vehicle loan portfolio. Excluding these items, the benefit of wider loan spreads and lower credit costs offset the decline in loan and lease balances. After adjusting for the impact of increased depreciation expense on owned automobiles subject to operating leases, expenses declined reflecting lower production volumes and operating efficiencies.
Highlights Include:
•	Average loan receivables were $41.2 billion, down by $7.6 billion, or 16%, from the prior year and down by $1.4 billion, or 3%, from the prior quarter.
•	Average lease-related assets of $5.0 billion declined by $2.7 billion, or 35%.
•	The net charge-off rate was 0.46% compared with 0.60% in the prior year.

JPMorgan Chase & Co.
News Release
CARD SERVICES (CS)

Results for CS(a)				4Q05		1Q05
($ millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,685	$3,721	$3,779	($36)	(1%)	($94)	(2%)
Provision for Credit Losses	1,016	2,236	1,636	(1,220)	(55)	(620)	(38)
Noninterest Expense	1,243	1,017	1,313	226	22	(70)	(5)
Net Income	$901	$302	$522	$599	198%	$379	73%

(a)
As a result of the integration of the Chase Merchant Services and Paymentech merchant processing businesses, beginning in the fourth quarter of 2005, net revenue, noninterest expense and pre-tax income have been reduced to reflect the deconsolidation of Paymentech (no periods prior to the fourth quarter of 2005 have been adjusted to reflect the deconsolidation). The deconsolidation of Paymentech has no impact on net income.

Discussion of Results:
Net income of $901 million was up by $379 million, or 73%, from the prior year. The results for the quarter reflected a pre-tax benefit of $550 million, which is based on an estimate by management of the impact of lower bankruptcies following the new bankruptcy legislation that became effective in the fourth-quarter of 2005. Results were also driven by lower credit losses (excluding the impact from the bankruptcy legislation), merger savings and higher loan balances, including the acquisition of the Sears Canada credit card business. These benefits were offset partially by narrower spreads on loans and higher marketing expense.
Net revenue was $3.7 billion, down by $94 million, or 2%, from the prior year. After adjusting the prior-year results for the impact of the deconsolidation of Paymentech, revenue was up 1%. Net interest income was $3.0 billion, flat to the prior year. Higher loan balances, including the acquisition of the Sears Canada credit card business, and increased revenues due to the decline in bankruptcy-related revenue reversals, were offset by narrower loan spreads. Net interest income to average managed receivables was 8.85% down from 9.13% in the prior year, but up from 8.14% in the prior quarter. Noninterest revenue of $672 million was down by $100 million, or 13%. After adjusting the prior-year results for the impact of the deconsolidation of Paymentech, noninterest revenue was up 5% due to higher charge volume, resulting in increased interchange income, partially offset by higher volume-driven payments to partners and higher expense related to reward programs.
Average managed loans of $138.0 billion increased by $4.4 billion, or 3%, from the prior year, but decreased $0.9 billion from the prior quarter. The current quarter included an average of $2.2 billion, and the prior quarter included an average of $1.2 billion, of loans from the Sears Canada acquisition. End-of-period managed loans of $134.3 billion increased by $0.9 billion, or 1%, from the prior year (including $2.0 billion of loans from the Sears Canada acquisition) and decreased by $8.0 billion from the prior quarter. The decline from the prior quarter was caused by higher-than-normal customer payment rates, which management believes may be partially related to the recently implemented new minimum payment rules.
The provision for credit losses was $1.0 billion, down by $620 million, or 38%, from the prior year. This decrease was due primarily to lower bankruptcy-related net charge-offs, which based on an estimate by management, had an impact of $475 million. The managed net charge-off rate for the quarter decreased to 2.99%, down from 4.83% in the prior year and 6.39% in the prior quarter. The 30-day managed delinquency rate was 3.10%, down from 3.54% in the prior year, and up from 2.79% in the prior quarter. These credit statistics reflect the impact of the new bankruptcy legislation. In addition, management believes the underlying credit quality of the managed loan portfolio remains strong.

JPMorgan Chase & Co.
News Release
Noninterest expense of $1.2 billion decreased by $70 million, or 5%. After adjusting the prior year’s results for the impact of the deconsolidation of Paymentech, expenses were up 5%. The increase was due to increased marketing activity, higher fraud-related losses and the acquisition of the Sears Canada credit card business, largely offset by merger savings.
Highlights Include:
•	Agreement announced to acquire Kohl’s private label portfolio with $1.5 billion of receivables and 13 million accounts.

•	Pre-tax income to average managed loans (ROO) was 4.2%; excluding the pre-tax benefit, estimated by management to be $550 million, ROO would have been 2.6%.

•	Net interest income as a percentage of average managed loans was 8.85%, down from 9.13% in the prior year, and up from 8.14% in the prior quarter.

•
Average managed loans of $138.0 billion increased by $4.4 billion, or 3%, from the prior year but decreased $0.9 billion from the prior quarter. The current quarter included $2.2 billion, and the prior quarter included $1.2 billion of average loans from the Sears Canada acquisition.

•
Total end-of-period managed loans of $134.3 billion increased by $0.9 billion, or 1%, from the prior year (including $2.0 billion of loans from the Sears Canada acquisition) and decreased by $8.0 billion from the prior quarter.

•	Net accounts opened during the first quarter were 2.7 million.

•	Charge volume of $74.3 billion increased by $4.0 billion, or 6%, from the prior year.

•	Merchant processing volume of $147.7 billion increased by $22.6 billion, or 18%, and total transactions of 4.1 billion increased by 671 million, or 19%, from the prior year.

•	Renewed relationships included University of Tennessee, Oregon State University Alumni Association, USA Hockey and New Jersey Nets.

JPMorgan Chase & Co.
News Release
COMMERCIAL BANKING (CB)

Results for CB				4Q05		1Q05
($millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$900	$916	$827	($16)	(2%)	$73	9%
Provision for Credit Losses	7	(17)	(6)	24	NM	13	NM
Noninterest Expenses	498	476	454	22	5	44	10
Net Income	$240	$279	$231	($39)	(14%)	$9	4%

Discussion of Results:
Net income was $240 million, up by $9 million, or 4%, from the prior year and down by $39 million, or 14%, from the prior quarter. The increase from the prior year was the result of growth in net interest income offset partially by incremental expense from the adoption of SFAS 123R and an increase in provision for credit losses.
Net revenue was $900 million, up by $73 million, or 9%, from the prior year. Net interest income was $667 million, up by $67 million, or 11%, due to wider spreads and higher volumes related to liability balances and increased loan balances, partially offset by narrower loan spreads. Noninterest revenue was $233 million, up by $6 million, or 3%, from the prior year and down by $21 million, or 8%, from the prior quarter.
Each business within Commercial Banking grew revenue over the prior year. Middle Market Banking revenue was $623 million, an increase of $53 million, or 9%, primarily due to higher treasury services and investment banking revenue. Mid-Corporate Banking and Real Estate revenues increased 11% and 7%, respectively, due primarily to an increase in treasury services revenue.
Provision for credit losses was $7 million, compared with a net benefit of $6 million in the prior year.
Noninterest expense was $498 million, up by $44 million, or 10%, from the prior year. The increase was due primarily to incremental expense of $29 million from the adoption of SFAS 123R.
Highlights Include:
•	Agreement announced to acquire The Bank of New York’s Middle Market business, which will add 2,000 clients, $2.9 billion of loans and $1.6 billion in deposits.

•
Average loan balances of $50.8 billion were up by $4.2 billion, or 9%, from the prior year due to strong growth across all businesses. Compared with the prior quarter, loans were up $0.8 billion, or 2%.

•	Average liability balances of $70.8 billion were up by $5.4 billion, or 8%, from the prior year, and up by $1.9 billion, or 3%, from the prior quarter.

•
Nonperforming loans declined by $231 million, or 53%, from the prior year, and declined $70 million, or 26%, from the prior quarter. The allowance for loan losses to average loans was 2.78%, compared with 2.82% in the prior year.

•	Overhead ratio of 55% was flat compared with the prior year, and up from 52% in the prior quarter.

•	Gross Investment Banking revenue was $114 million, up $7 million, or 7%, from the prior year.

JPMorgan Chase & Co.
News Release
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				4Q05		1Q05
($ millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,677	$1,628	$1,498	$49	3%	$179	12%
Noninterest Expense	1,158	1,105	1,067	53	5	91	9
Net Income	$312	$307	$254	$5	2%	$58	23%

Discussion of Results:
Net income was a record $312 million, up by $58 million, or 23%. Earnings benefited from higher revenues due to wider spreads on average liability balances and business growth, partially offset by higher compensation expense resulting from business growth and incremental expense from the adoption of SFAS 123R.
Net revenue of $1.7 billion was up by $179 million, or 12%. Noninterest revenue was $1.1 billion, up by $122 million, or 12%. The improvement was due to an increase in assets under custody to $11.7 trillion, which was driven by market value appreciation and new business. Also contributing to the improvement was the acquisition of Vastera and growth in Fund Services, foreign exchange and wholesale card, all of which were driven by a combination of increased usage by existing clients and new business. Net interest income was $572 million, up by $57 million, primarily resulting from wider spreads on higher average liability balances, which increased 22% to $196 billion.
Treasury Services net revenue of $693 million grew by $59 million, or 9%. Worldwide Securities Services net revenue of $984 million grew by $120 million, or 14%. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.3 billion, up $237 million, or 12%. Treasury Services firmwide net revenue grew to $1.3 billion, up $117 million, or 10%.
Credit reimbursement to the Investment Bank was $30 million, a decrease of $8 million. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.
Noninterest expense was $1.2 billion, up by $91 million, or 9%. The increase was due to higher compensation expense related to business growth, incremental expense of $25 million from the adoption of SFAS 123R, and the acquisition of Vastera.
     Highlights Include:
•	Completed the purchase of the middle and back office operations of Paloma Partners Management Company, a privately owned investment fund management group, on March 1, 2006.

•	Announced the sale of select Corporate Trust businesses to The Bank of New York.

•	Pre-tax margin(2) was 29%, up from 26% in the prior year.

•	Average liability balances were $196 billion, an increase of 22%.

•	Assets under custody increased to $11.7 trillion, up 14% (excluding trust assets under custody added in the 3rd quarter of 2005).

•	U.S. dollar ACH transactions originated increased 20%, and U.S. dollar clearing volumes increased 16%.

Exhibit 99.1
JPMorgan Chase & Co.
News Release
ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				4Q05		1Q05
($ millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,584	$1,511	$1,361	$73	5%	$223	16%
Provision for Credit Losses	(7)	(10)	(7)	3	30	--	--
Noninterest Expense	1,098	1,033	934	65	6	164	18
Net Income	$313	$342	$276	($29)	(8%)	$37	13%

Discussion of Results:
Net income was $313 million, up by $37 million, or 13%, from the prior year. Performance was driven by increased revenues offset partially by a higher compensation expense related to incremental expense from the adoption of SFAS 123R and higher performance-based compensation.
Net revenue was $1.6 billion, up by $223 million, or 16%, from the prior year. Noninterest revenue, principally fees and commissions, of $1.3 billion was up by $259 million, or 24%. This increase was due primarily to net asset inflows, mainly in equity-related and liquidity products; global equity market appreciation; and higher placement and performance fees. Net interest income was $246 million, down by $36 million, or 13%, from the prior year, primarily due to narrower deposit spreads and the sale of BrownCo in the fourth-quarter of 2005, partially offset by higher deposit balances.
Retail client segment revenue grew 28%, to $442 million, primarily due to net asset inflows, partially offset by the sale of BrownCo. Private Bank client segment revenue grew 5% from the prior year to $441 million, due to increased placement activity and management fees, and higher deposit balances, partially offset by narrower deposit spreads. Institutional client segment revenue grew 35%, to $435 million, due to net asset inflows and higher performance fees. Private Client Services client segment revenue decreased 2%, to $266 million, due to narrower deposit and loan spreads, partially offset by higher deposit and loan balances.
Assets under Supervision were $1.2 trillion, up 10%, or $105 billion, from the prior year, including a $33 billion reduction due to the sale of BrownCo. Assets under Management were $873 billion, up 11%, or $83 billion, from the prior year. The increase was primarily the result of market appreciation and net asset inflows driven by retail flows from third-party distribution, primarily in equity-related products, and institutional flows in liquidity products. Custody, brokerage, administration and deposit balances were $324 billion, up $22 billion, after reflecting a $33 billion reduction from the sale of BrownCo.
Provision for credit losses was a $7 million benefit, flat from the prior year.
Noninterest expense of $1.1 billion was up by $164 million, or 18%, from the prior year. This increase was due to incremental expense of $71 million from the adoption of SFAS 123R, and higher performance-based compensation, partially offset by the sale of BrownCo.

JPMorgan Chase & Co.
News Release
Highlights Include:
•	Pre-tax margin(2) was 31%, down from 32% in the prior year.

•	Assets under Supervision were $1.2 trillion, up 10%, or $105 billion, from the prior year, including a $33 billion reduction due to the sale of BrownCo.

•	Assets under Management were $873 billion, up 11%, or $83 billion, from the prior year.

•	Average loans of $24.5 billion were down 7% from the prior year, including a $3.0 billion reduction in loans as a result of the sale of BrownCo.

•	Average deposits of $48.1 billion were up 14% from the prior year including a $3.5 billion reduction in deposits as a result of the sale of BrownCo.
CORPORATE

Results for Corporate				4Q05		1Q05
($ millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	($406)	$390	($759)	($796)	NM	$353	47%
Provision for Credit Losses	--	--	(4)	--	--	4	NM
Noninterest Expense	326	600	1,480	(274)	(46)	(1,154)	(78)
Net Income (Loss)	($416)	($2)	($1,335)	($414)	NM	$919	69%

Discussion of Results:
Net loss was $416 million compared with a net loss of $1.3 billion in the prior year. In comparison to the prior year, Private Equity earnings were $103 million, down from $437 million; Treasury net loss was $270 million compared with a net loss of $828 million; and the net loss in Other Corporate was $249 million compared with a net loss of $944 million.
Net revenue was negative $406 million compared with negative $759 million in the prior year. Net interest income was negative $545 million compared with negative $673 million in the prior year. Treasury was the primary driver of the improvement, with net interest income of negative $278 million compared with negative $409 million in the prior year. The benefit was due primarily to an improvement in Treasury’s net interest spread, offset partially by a reduction in the level of the available-for-sale securities portfolio. Noninterest revenue was $139 million compared with negative $86 million, reflecting lower Treasury securities portfolio losses of $158 million compared with losses of $902 million in the prior year. This increase was offset partially by lower Private Equity gains of $237 million compared with gains of $789 million in the prior year.
Noninterest expense was $326 million, down $1.2 billion from $1.5 billion in the prior year. Excluding in the current quarter, $71 million of merger costs and incremental expense of $57 million from the adoption of SFAS 123R, and excluding in the prior year a material litigation charge of $900 million, primarily related to WorldCom, and $145 million of merger costs, noninterest expense would have been down $237 million. The decrease in expense was due to merger-related savings and other efficiencies.
     Highlights Include:
•
Private Equity portfolio was $6.3 billion, down from $7.2 billion in the prior year and up from $6.2 billion in the prior quarter. The portfolio represented 9.7% of stockholders’ equity less goodwill, down from 11.6% in the prior year and unchanged from the prior quarter.

JPMorgan Chase & Co.
News Release
JPMORGAN CHASE (JPM)

Results for JPM				4Q05		1Q05
($ millions)	1Q06	4Q05	1Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$15,902	$14,955	$14,740	$947	6%	$1,162	8%
Provision for Credit Losses	1,280	2,286	1,344	(1,006)	(44)	(64)	(5)
Noninterest Expense	9,752	8,535	9,937	1,217	14	(185)	(2)
Net Income	$3,081	$2,698	$2,264	$383	14%	$817	36%

Discussion of Results:
Net income was $3.1 billion, up by $817 million, or 36%, from the prior year. The increase in earnings was driven by higher revenue, lower expenses and a decrease in the provision for credit losses.
Net revenue was $15.9 billion, up by $1.2 billion, or 8%, from the prior year. Noninterest revenue of $9.2 billion was up by $1.5 billion, or 19%, primarily due to lower Treasury securities portfolio losses; increased trading revenue; higher asset management, administration and commissions revenues and higher investment banking fees. Partially offsetting this growth were lower private equity gains, the deconsolidation of Paymentech and lower Mortgage Banking production and servicing income. Net interest income was $6.7 billion, down by $313 million, or 4%, due to narrower spreads on wholesale loans, trading assets, consumer loans and consumer deposits. This decrease was offset partially by an improvement in Treasury’s net interest spread and in the spread on wholesale liabilities, as well as higher balances related to wholesale loans, consumer deposits and consumer loans.
The provision for credit losses was $1.3 billion, down by $64 million, or 5%, from the prior year. The wholesale provision for credit losses was $179 million for the quarter compared with a benefit of $386 million in the prior year, primarily due to loan growth in the Investment Bank. The wholesale loan net recovery rate was 0.06% for the quarter, an improvement from a net recovery rate of 0.03% in the prior year. The total consumer managed provision for credit losses was $1.1 billion, $629 million lower than the prior year, primarily due to lower bankruptcy-related net charge-offs in Card Services. The firm had total nonperforming assets of $2.3 billion at March 31, 2006, down $601 million, or 20%, from the prior-year level of $2.9 billion.
Noninterest expense was $9.8 billion, down by $185 million, or 2%, from the prior year. Excluding in the current year, incremental expense of $459 million from the adoption of SFAS 123R and $71 million of merger costs, and excluding in the prior year, a material litigation charge of $900 million, primarily related to WorldCom, and $145 million of merger costs, noninterest expense would have been up $330 million. The increase was driven by a higher performance-based compensation offset partially by improved operating efficiencies.
Highlights Include:
•	Tier 1 capital ratio was 8.5% at March 31, 2006 (estimated), 8.5% at December 31, 2005, and 8.6% at March 31, 2005.

•	During the quarter, $1.3 billion of common stock was repurchased, reflecting 31.8 million shares purchased at an average price of $40.54 per share.

•
On March 21, 2006, the Board of Directors authorized a new $8 billion share repurchase program, which replaced the previous $6 billion authorization. As of March 31, 2006, a total of $143 million had been repurchased under the share repurchase program.

•	Headcount of 170,787 increased by 1,940 since December 31, 2005.

JPMorgan Chase & Co.
News Release
Merger and other financial information
•
Merger savings and cost: For the quarter ended March 31, 2006, approximately $580 million of merger savings have been realized, which is an annualized rate of $2.3 billion. Management continues to estimate annual merger savings of approximately $3.0 billion. Management estimates that annualized savings will be $2.8 billion by the end of 2006. Merger costs of $71 million were expensed during the first quarter of 2006, bringing the total amount expensed to $2.2 billion since the merger announcement. Management continues to estimate remaining merger costs of $800 million to $1.3 billion, which are expected to be expensed during the remainder of 2006 and 2007.

•
FASB Statement No. 123R (“Share-Based Payment”): JPMorgan Chase adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), (“Share-Based Payment”) as of January 1, 2006 under the modified prospective method. SFAS 123R requires that stock compensation granted to retirement-eligible employees be fully expensed at, or prior to, the time of grant rather than amortized over the vesting period. Accordingly, as a result of the adoption of SFAS 123R this quarter, the firm expensed the full amount of the compensation expense associated with grants of restricted stock made in January 2006 to retirement-eligible employees. In addition, during the first quarter of 2006, the firm began to accrue the estimated cost of grants expected to be awarded in January 2007 to retirement-eligible employees. Awards granted to retirement-eligible employees prior to January 1, 2006 have not been accelerated and will continue to be amortized over the original vesting periods. The chart below provides, for each business segment, the incremental expense for the first quarter of 2006 and the estimated incremental expense for the remaining quarters of 2006, related to the adoption of SFAS 123R. The amounts set forth below are non-cash charges and represent accelerated recognition of costs that would have been incurred in future periods.

		Estimated
	Incremental	Incremental Expense
	Expense	per Quarter
	1Q06	2Q06 - 4Q06
Investment Bank	$256	$70
RFS	17	5
Card Services	4	0
Commercial Banking	29	5
TSS	25	5
AWM	71	15
Corporate	57	10
Total	$459	$110

Notes:
1.
In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results. Effective January 1, 2006, the firm made certain modifications to its financial disclosures. These changes are described in a Current Report on Form 8-K, furnished on April 11, 2006, to which reference is hereby made. Accordingly, effective January 1, 2006, managed basis includes the following adjustments: First, for Card Services, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance and overall financial performance of the underlying credit card loans, both sold and not sold: as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will affect both the loan receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed loan receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as net charge-off rates) of the entire managed credit card portfolio. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenues arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (first quarter 2006) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.

2.
Pre-tax margin represents net income before income taxes divided by total net revenue, which is, in management’s view, a comprehensive measure of pre-tax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis by which management evaluates the performance of TSS and AWM against that of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.3 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern time) to review first-quarter financial results. Investors can call (800) 810-0924 (domestic) / (913) 981-4900 (international) or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 1:00 p.m. (Eastern time) on April 19, 2006, through midnight, Friday April 28, 2006 (Eastern time), at (888) 203-1112 (domestic) or (719) 457-0820 (international); access code 2143540. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
					1Q06 Change
	1Q06		4Q05	1Q05	4Q05	1Q05
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$15,236		$13,678	$13,647	11%	12%
Provision for Credit Losses	831		1,224	427	(32)	95
Noninterest Expense	9,752		8,535	9,937	14	(2)
Net Income	3,081		2,698	2,264	14	36

Per Common Share:
Net Income Per Share-Basic	$0.89		$0.78	$0.64	14	39
Net Income Per Share-Diluted	0.86		0.76	0.63	13	37
Cash Dividends Declared Per Share	0.34		0.34	0.34	-	-
Book Value Per Share	31.19		30.71	29.78	2	5
Closing Share Price	41.64		39.69	34.60	5	20

Common Shares Outstanding:
Weighted-Average Diluted Shares Outstanding	3,570.8		3,563.9	3,569.8	-	-
Common Shares Outstanding at Period-end	3,473.0		3,486.7	3,525.3	-	(1)

SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	12%		10%	9%
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	20		17	15
Return on Assets (“ROA”) (a) (c)	1.00		0.89	0.79
Tier 1 Capital Ratio	8.5	(g)	8.5	8.6
Total Capital Ratio	12.1	(g)	12.0	11.9

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,273,282		$1,198,942	$1,178,305	6	8
Wholesale Loans	164,799		150,111	137,401	10	20
Consumer Loans	267,282		269,037	265,268	(1)	1
Deposits	584,465		554,991	531,379	5	10
Common Stockholders’ Equity	108,337		107,072	105,001	1	3

Headcount	170,787		168,847	164,381	1	4

LINE OF BUSINESS EARNINGS
Investment Bank	$850		$667	$1,328	27	(36)
Retail Financial Services	881		803	988	10	(11)
Card Services	901		302	522	198	73
Commercial Banking	240		279	231	(14)	4
Treasury & Securities Services	312		307	254	2	23
Asset & Wealth Management	313		342	276	(8)	13
Corporate (d)	(416)		(2)	(1,335)	NM	69

Net Income	$3,081		$2,698	$2,264	14	36

EXCLUDING IMPACT OF MERGER COSTS (e)
Net Income	$3,081		$2,698	$2,264	14	36
Less Merger Costs (after-tax) (f)	44		48	90	(8)	(51)

Earnings Excluding Merger Costs	$3,125		$2,746	$2,354	14	33

(a)	Based on annualized amounts.
(b)	Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate comparisons to competitors.
(c)	Represents Net income divided by Total average assets.
(d)	Includes the after-tax impact of material litigation reserve charges and Merger costs.
(e)	Net Income excluding the impact of Merger costs is a non-GAAP financial measure. JPMorgan Chase believes Merger costs are not part of its normal business operations, and therefore not indicative of trends as they do not provide meaningful comparisons with other periods.
(f)	Merger costs are included within Corporate.
(g)	Estimated